Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784

Telephone: 214 855 8000 • Facsimile: 214 855 8200

September 11, 2012

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Re:          Issuance of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, we have acted as counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”) with respect to certain legal matters in connection with the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-174879), that became effective on January 18, 2012, the related base prospectus, which forms a part of and is included in the Registration Statement, the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2012, and the final prospectus supplement filed with the Commission on September 11, 2012 (collectively, the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale to the public through Barclays Capital Inc., MLV & Co. LLC, Wunderlich Securities, Inc., Maxim Capital LLC and National Securities Corporation (the “Underwriters”), acting as agents and on a best efforts basis, of an aggregate of 1,050,000 shares (such shares, the “Preferred Shares”) of the Company’s 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share and liquidation preference $50.00 per share (the “Series D Preferred Stock”).  The Preferred Shares are being offered and sold pursuant to an underwriting agreement, dated September 7, 2012, among the Company and the Underwriters (the “Underwriting Agreement”), and the Certificate of Designation of Rights and Preferences with respect to the Series D Preferred Stock, dated March 16, 2011 and filed as Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on March 17, 2011) (the “Certificate of Designation”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement, Restated Certificate of Incorporation of the Company, as amended, the Certificate of Designation, the Amended and Restated Bylaws of the Company, as amended, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  The opinions expressed herein are limited

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exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Preferred Shares are duly and validly authorized for issuance and, upon payment for and delivery of the Preferred Shares in accordance with the Underwriting Agreement, the Prospectus, and the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable.  We do not by this letter express any other opinion with respect to the Preferred Shares or any other matter.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.